Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Katie Strohacker, Senior Director of Investor Relations (617) 796-8251 www.ta-petro.com
TravelCenters of America LLC Announces First Quarter 2019 Financial Results
First Quarter Fuel Sales Volume Increased 3.0%
Nonfuel Revenues Increased 4.0%

Westlake, OH (May 7, 2019): TravelCenters of America LLC (Nasdaq: TA) today announced financial results for the three months ended March 31, 2019:

(in thousands, except per share amounts)	Three Months Ended March 31,
	2019	2018
Loss from continuing operations	$(12,729)	$(6,027)
Net loss	(12,729)	(10,078)
Net loss attributable to common shareholders	(12,747)	(10,112)

Loss per common share from continuing operations attributable to common shareholders (basic and diluted)	$(0.32)	$(0.15)

Non-GAAP Measures:(1)
Adjusted loss from continuing operations	$(14,576)	$(22,136)
Adjusted loss per common share from continuing operations attributable to common shareholders (basic and diluted)	$(0.36)	$(0.55)
EBITDA	$13,813	$14,385
Adjusted EBITDA	11,360	(2,957)

(1)
Reconciliations from loss from continuing operations, loss per common share from continuing operations attributable to common shareholders and net loss, as applicable, the financial measures determined in accordance with U.S. generally accepted accounting principles, or GAAP, to the non-GAAP measures disclosed herein are included in the supplemental tables below.

Andrew J. Rebholz, TA's CEO, made the following statement regarding the 2019 first quarter results:
"We believe our operating results for the first quarter of 2019 demonstrated that the business initiatives and plans we outlined earlier this year are continuing to succeed. During the 2019 first quarter both fuel sales volume and nonfuel revenues showed solid growth, improving by 3.0% and 4.0%, respectively, in total and by 2.0% and 2.7%, respectively, on a same site basis as compared to the prior year quarter. These improvements were aided by our introduction of our revamped UltraONE 2.0 loyalty program that customers are embracing. Designed to incentivize and reward customers for their loyalty while providing the TA full service array of redemption offers to suit customers’ varying needs, this program attracted approximately 30,000 new and reactivated members in the first quarter. In addition, we kept our site level operating expense in line with our nonfuel revenue increases, experiencing only a slight 20 basis point increase in the ratio of those expenses to nonfuel revenues that is due in part to increased staffing in advance of increased business in our truck service programs.

"While we sustained a net loss for the quarter of $12.7 million that is $2.7 million more than the prior year quarter, the net loss for the 2019 first quarter is less than it was in the first quarter of 2018 after removing the effects of the one time items included in each period's GAAP results. Adjusted EBITDA for 2019 of $11.4 million is an improvement of $14.3 million over the 2018 first quarter. It is worth noting that a net loss is not unusual for our first quarter because the first quarter typically generates our weakest financial results given the seasonality in our business.
"Our efforts to reduce leverage following the December 2018 sale of our standalone convenience stores business culminated in the January 2019 transactions with Hospitality Properties Trust that reduced our annual minimum rent payable to HPT by $43.1 million and contributed to our improved adjusted loss from continuing operations and adjusted EBITDA, as well as to a $10.0 million increase over the 2018 first quarter in our cash provided by operations.
"Additionally, our network expansion program is underway. Thus far in 2019, we have signed franchise agreements for four sites and have a robust pipeline of potential additional franchisees. This success to date buoys our confidence that our network expansion can be a largely asset-light growth area, although we do also have a pipeline of site acquisition opportunities being pursued. I believe the momentum of the first quarter’s results combined with the strength of our business plans will translate to increased EBITDA and cash flow this year."

Financial Results Commentary
Fuel: The following table presents details for TA's fuel sales during the quarter.

(in thousands, except per gallon amounts)	Three Months Ended March 31,
	2019	2018	Change
Fuel sales volume (gallons):
Diesel fuel	408,422	391,740	4.3%
Gasoline	63,480	66,506	(4.5)%
Total fuel sales volume	471,902	458,246	3.0%

Fuel revenues	$983,141	$986,345	(0.3)%
Fuel gross margin	74,747	82,897	(9.8)%
Adjusted fuel gross margin(1)	71,907	59,646	20.6%
Fuel gross margin per gallon	$0.158	$0.181	(12.7)%
Adjusted fuel gross margin per gallon(1)	0.152	0.130	16.9%

(1)
The 2019 amount excludes $2.8 million of a one time reversal of loyalty award accruals recognized in connection with introducing a revised customer loyalty program and the 2018 amount excludes the $23.3 million benefit from the federal biodiesel blenders' tax credit that the U.S. government retroactively reinstated for 2017 in February 2018. The U.S. government has not yet reinstated the federal biodiesel blenders' tax credit for 2018 or 2019. See the reconciliations from fuel gross margin in total and per gallon in the supplemental tables below.

Fuel sales volume for the 2019 first quarter increased by 13.7 million gallons, or 3.0%, as compared to the 2018 first quarter due to the following factors:

•	a same site fuel sales volume increase of 9.0 million gallons, or 2.0%, which primarily resulted from improved market conditions and the success of TA's marketing initiatives; and

•	a net increase of 4.7 million gallons at sites opened or closed since the beginning of the 2018 first quarter.
Fuel revenues decreased by $3.2 million, or 0.3%, in the 2019 first quarter as compared to the 2018 first quarter, primarily due to the following factors:

•	a decrease in market prices for fuel during the 2019 first quarter; and

•	the increase in fuel sales volume, which partially offset the decrease in market prices for fuel.

Fuel gross margin for the 2019 first quarter decreased by $8.2 million, or 9.8%, as compared to the 2018 first quarter, primarily due to the following factors:

•
the $23.3 million benefit recognized in the first quarter of 2018 in connection with the February 2018 reinstatement for 2017 of the federal biodiesel blenders' tax credit that did not recur in the first quarter of 2019; and

•	the 13.7 million gallon increase in fuel sales volume and a more favorable fuel purchasing environment in the 2019 first quarter.
Although, the U.S. government has not yet retroactively reinstated the federal biodiesel blenders' tax credit for 2018 or 2019, TA believes the U.S. government may do so by the third quarter of 2019. If the federal biodiesel blenders’ tax credit is reinstated for 2018 and 2019, TA expects to recognize reductions in fuel cost of goods sold of approximately $35.0 million relating to 2018 and $5.9 million relating to the 2019 first quarter in the period the U.S. government enacts the tax credit reinstatement. Although TA believes reinstatement of this credit is possible, TA cannot be certain that the U.S. government will choose to do so.
Nonfuel: The following table presents details for TA's nonfuel revenues during the quarter.

(in thousands)	Three Months Ended March 31,
	2019	2018	Change
Nonfuel revenues:
Store and retail services	$180,425	$170,390	5.9%
Truck service	161,195	156,520	3.0%
Restaurants	99,254	96,965	2.4%
Total nonfuel revenues	440,874	423,875	4.0%

Nonfuel gross margin	272,606	262,464	3.9%
Nonfuel gross margin percentage	61.8%	61.9%	(10	)pts
Nonfuel revenues increased by $17.0 million, or 4.0%, in the 2019 first quarter as compared to the 2018 first quarter, due to the following factors:

•	an $11.5 million same site increase primarily due to the positive impact of certain of TA's marketing initiatives in store and retail services and growth in TA's truck service program; and

•	a $5.5 million net increase attributable to sites opened and closed since the beginning of the 2018 first quarter.
Nonfuel gross margin increased by $10.1 million, or 3.9%, in the 2019 first quarter as compared to the 2018 first quarter, due to the following factors:

•	the $17.0 million increase in nonfuel revenues; and

•	a slight decline in the nonfuel gross margin percentage that primarily resulted from a change in mix of products and services sold, which partially offset the increase in nonfuel revenues.

Loss from continuing operations and adjusted loss from continuing operations: Loss from continuing operations for the 2019 first quarter was $12.7 million, as compared to $6.0 million for the 2018 first quarter. The larger loss in the 2019 period is due to the $23.3 million benefit related to the federal biodiesel blenders' tax credit recognized in the 2018 period not recurring in 2019. Adjusted loss from continuing operations for the 2019 first quarter was $14.6 million, as compared to $22.1 million for the 2018 first quarter. The improvement in adjusted loss from continuing operations is primarily due to an improvement in site level gross margin in excess of site level operating expense, after excluding the federal biodiesel blenders' tax credit recognized in the 2018 first quarter.

(in thousands)	Three Months Ended March 31,
	2019	2018	Change
Fuel gross margin(1)	$74,747	$82,897	(9.8)%
Nonfuel gross margin	272,606	262,464	3.9%
Rent and royalties from franchisees gross margin	3,277	4,110	(20.3)%
Total site level gross margin(1)	350,630	349,471	0.3%
Less: site level operating expense	232,720	223,012	4.4%
Site level gross margin in excess of site level operating expense(1)	$117,910	$126,459	(6.8)%
Site level operating expense as a percentage of nonfuel revenues	52.8%	52.6%	20	pts

(1)
The 2019 amount includes $2.8 million of a one time reversal of loyalty award accruals recognized in connection with introducing a revised customer loyalty program and the 2018 amount includes the $23.3 million benefit from the federal biodiesel blenders' tax credit that was retroactively reinstated for 2017 in February 2018.

Net loss and adjusted EBITDA: Net loss for the 2019 first quarter increased by $2.7 million, as compared to the 2018 first quarter and adjusted EBITDA for the 2019 first quarter increased by $14.3 million, as compared to the 2018 first quarter.
Lease Amendments and Travel Center Purchases
In January 2019, TA acquired from Hospitality Properties Trust, or HPT, 20 travel centers it previously leased from HPT for $309.6 million, including $1.4 million of transaction related costs, and amended its leases with HPT such that: (i) the 20 purchased travel centers were removed from the HPT leases and TA's annual minimum rent was reduced by $43.1 million; (ii) the term of each of the five leases was extended by three years; (iii) the amount of the deferred rent obligation to be paid to HPT was reduced to $70.5 million and TA agreed to pay that amount in 16 equal quarterly installments beginning April 1, 2019; and (iv) commencing with the year ended December 31, 2020, TA will be obligated to pay to HPT an additional amount of percentage rent equal to one-half percent (0.5%) of the excess of the annual nonfuel revenues at leased sites over the nonfuel revenues for each respective site for the year ending December 31, 2019.
Growth Strategies
Thus far in 2019, TA has signed four franchise agreements with a franchisee under the TA Express brand name. TA anticipates these four TA Express branded travel centers will be added to its network by the 2020 first quarter. In addition, TA has signed agreements with this franchisee pursuant to which TA expects to add two additional TA Express branded travel centers to its network, one within five years and one within ten years.
Adoption of New Lease Accounting Standard
In February 2016, the Financial Accounting Standards Board, or the FASB, issued Accounting Standards Update 2016-02, Leases, or ASU 2016-02, and in August 2018, the FASB issued Accounting Standards Update 2018-11, Targeted Improvements to ASC 842, or ASU 2018-11, collectively referred to as ASC 842, which established a comprehensive lease standard under GAAP for virtually all industries. TA adopted ASC 842 on January 1, 2019, using the modified retrospective transition method, and elected to not restate prior year comparative periods. As a result of adopting ASC 842 on January 1, 2019, TA recognized operating lease assets of $1.8 billion, operating lease liabilities of $2.0 billion and an adjustment to its beginning accumulated deficit of $86.2 million.

Conference Call
On Tuesday, May 7, 2019, at 10:00 a.m. Eastern time, TA will host a conference call to discuss its financial results and other activities for the three months ended March 31, 2019. Following management's remarks, there will be a question and answer period.
The conference call telephone number is 877-329-4614. Participants calling from outside the United States and Canada should dial 412-317-5437. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available for about a week after the call. To hear the replay, dial 412-317-0088. The replay pass code is 10130290.
A live audio webcast of the conference call will also be available in a listen only mode on TA's website at www.ta-petro.com. To access the webcast, participants should visit TA's website about five minutes before the call. The archived webcast will be available for replay on TA's website for about one week after the call. The transcription, recording and retransmission in any way of TA's first quarter conference call is strictly prohibited without the prior written consent of TA. The Company's website is not incorporated as part of this press release.

About TravelCenters of America LLC
TA's nationwide business includes travel centers located in 43 U.S. states and in Canada and standalone restaurants in 14 states. TA's travel centers operate under the "TravelCenters of America," "TA," "TA Express," "Petro Stopping Centers" and "Petro" brand names and offer diesel and gasoline fueling, restaurants, truck repair services, travel/convenience stores and other services designed to provide attractive and efficient travel experiences to professional drivers and other motorists. TA's standalone restaurants operate principally under the "Quaker Steak & Lube" brand name.

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever TA uses words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "will," "may" and negatives or derivatives of these or similar expressions, TA is making forward-looking statements. These forward-looking statements are based upon TA's present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by TA's forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond TA's control. Among others, the forward-looking statements which appear in this press release that may not occur include:

•
Statements about improved operating results and increased nonfuel gross margins may imply that TA's business may be profitable in the future. However, certain of those improvements resulted from unique items that may not occur in the future. In addition, since TA became publicly traded in 2007, TA's operations have generated losses and only occasionally generated profits. TA may be unable to produce future profits and TA's losses may increase;

•
Statements that TA’s purchase of 20 travel centers from HPT reduced TA’s annual minimum rent payable to HPT by $43.1 million. TA's travel centers are open for business 24 hours per day, 365 days per year. Due to the nature and intensity of the uses of TA's locations, they require regular and substantial expenditures for maintenance and capital investments to remain functional and attractive to customers. The reduction in annual minimum rent TA achieved by purchasing travel centers from HPT may be temporary and subsequently offset by increases to the annual minimum rent payable to HPT as a result of HPT’s purchase of qualifying improvements TA makes to its leased travel centers or other transactions;

•
Statements about TA's belief that the U.S. government may retroactively reinstate the federal biodiesel blenders’ tax credit for 2018 and 2019 by the third quarter of 2019 and the amounts by which that credit may reduce TA's fuel cost of goods sold in the period the U.S. government enacts the tax credit reinstatement. However, the U.S. government may not retroactively reinstate this tax credit at the level TA expects or at all and TA may not realize the reductions in its fuel cost of goods sold that it expects;

•
Statements about the improvements experienced as a result of TA's revamped UltraONE 2.0 customer loyalty program may imply that TA's operating results will improve and that its business may be profitable in the future. However, the increased interest in the UltraONE 2.0 customer loyalty program may be temporary and may not continue in future periods, and may not result in improved operating results;

•
Statements about experiencing increased site level operating expense due to staffing in advance of increased business in TA's truck service programs may imply that TA will in fact realize increased business in its truck service programs and that its operating results will improve as a result. However, TA's ability to realize increased business will depend on, among other things, customer demand, TA's ability to offer competitive services and TA's ability to procure customer orders and purchases of those services. TA may not succeed in increasing business in its truck service business and TA may not realize profits from any such increased business;

•
Statements about the seasonality of TA's business and that it is not unusual for TA to realize a net loss for the first quarter of the year in light of that seasonality may imply that TA's business will be profitable in future quarters and that TA will experience net income in those quarters. However, TA’s business is subject to various risks and uncertainties. As a result, TA may fail to realize net income in future quarters;

•
Statements about the franchise agreements TA entered with a franchisee pursuant to which TA expects to add up to six TA Express branded travel centers to its network, as well as, the pipeline of site acquisition opportunities being pursued. These franchise agreements are subject to conditions and these franchise arrangements may not occur or may be delayed, and the terms of the arrangements may change. In addition, acquisition opportunities may not occur or may subject TA to greater risks than anticipated. These opportunities may not result in the increased EBITDA and cash flows as expected; and

•
Statements about TA's belief that the momentum of TA's 2019 first quarter results combined with the strength of TA's business plans will translate to increased EBITDA and cash flow in 2019 may imply that TA will in fact realize these increases in EBITDA and cash flow. However, TA's business is subject to various risks and uncertainties, the positive momentum that TA believes exists may not exist or could stop or reverse, and TA's business plan may prove to not be successful. As a result, TA may not experience increased EBITDA and cash flow in 2019 and its EBITDA and cash flow could decline in 2019 and future periods.

The information contained in TA's periodic reports, including TA's Annual Report on Form 10-K for the year ended December 31, 2018, which has been filed with the U.S. Securities and Exchange Commission, or SEC, and TA's Quarterly Report on Form 10-Q for the period ended March 31, 2019, which has been or will be filed with the SEC, under the caption "Risk Factors," or elsewhere in those reports, or incorporated therein, identifies other important factors that could cause differences from TA's forward-looking statements. TA's filings with the SEC are available on the SEC's website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, TA does not intend to update or change any forward-looking statement as a result of new information, future events or otherwise.

TRAVELCENTERS OF AMERICA LLC
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenues:
Fuel	$983,141	$986,345
Nonfuel	440,874	423,875
Rent and royalties from franchisees	3,277	4,110
Total revenues	1,427,292	1,414,330

Cost of goods sold (excluding depreciation):
Fuel	908,394	903,448
Nonfuel	168,268	161,411
Total cost of goods sold	1,076,662	1,064,859

Site level operating expense	232,720	223,012
Selling, general and administrative expense	37,110	36,494
Real estate rent expense	66,413	70,236
Depreciation and amortization expense	24,759	20,546

Loss from operations	(10,372)	(817)

Interest expense, net	7,050	7,580
Other expense, net	574	1,293
Loss before income taxes and discontinued operations	(17,996)	(9,690)
Benefit for income taxes	5,267	3,663
Loss from continuing operations	(12,729)	(6,027)
Loss from discontinued operations, net of taxes	—	(4,051)
Net loss	(12,729)	(10,078)
Less: net income for noncontrolling interest	18	34
Net loss attributable to common shareholders	$(12,747)	$(10,112)

Net loss per common share attributable to common shareholders:
Basic and diluted from continuing operations	$(0.32)	$(0.15)
Basic and diluted from discontinued operations	—	(0.10)
Basic and diluted	(0.32)	(0.25)
These financial statements should be read in conjunction with TA's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, to be filed with the U.S. Securities and Exchange Commission.

TRAVELCENTERS OF AMERICA LLC
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts unless indicated otherwise)

TA believes the non-GAAP financial measures presented in the tables below are meaningful supplemental disclosures because they may help investors gain a better understanding of changes in TA's operating results and its ability to pay rent or service debt when due, make capital expenditures and expand its business. These non-GAAP financial measures also may help investors to make comparisons between TA and other companies and to make comparisons of TA's financial and operating results between periods.
TA believes that adjusted loss from continuing operations, adjusted loss per common share from continuing operations attributable to common shareholders, EBITDA, adjusted EBITDA, adjusted fuel gross margin and adjusted fuel gross margin per gallon are meaningful disclosures that may help investors to better understand TA's financial performance by providing financial information that represents the operating results of TA's continuing operations without the effects of items that do not result directly from TA's normal recurring operations and may allow investors to better compare TA's performance between periods and to the performance of other companies. Management uses these measures in developing internal budgets and forecasts and analyzing TA's performance. TA calculates EBITDA as net loss before interest, taxes, and depreciation and amortization, as shown below. TA calculates adjusted EBITDA by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses.
The non-GAAP financial measures TA presents should not be considered as alternatives to net loss attributable to common shareholders, net loss, loss from continuing operations, loss from operations or loss per common share from continuing operations attributable to common shareholders as an indicator of TA's operating performance or as a measure of TA's liquidity. Also, the non-GAAP financial measures TA presents may not be comparable to similarly titled amounts calculated by other companies.
TA believes that loss from continuing operations is the most directly comparable GAAP financial measure to adjusted loss from continuing operations; loss per common share from continuing operations attributable to common shareholders is the most directly comparable GAAP financial measure to adjusted loss per common share from continuing operations attributable to common shareholders; net loss is the most directly comparable GAAP financial measure to EBITDA and adjusted EBITDA; and that fuel gross margin and fuel gross margin per gallon are the most directly comparable GAAP financial measures to adjusted fuel gross margin and adjusted fuel gross margin per gallon, respectively. The following tables present the reconciliations of the non-GAAP financial measures to the respective most directly comparable GAAP financial measures for the three months ended March 31, 2019 and 2018.

Calculation of adjusted loss from continuing operations:	Three Months Ended March 31,
	2019	2018
Loss from continuing operations	$(12,729)	$(6,027)
Add: Costs of HPT transactions(1)	458	—
Less: Loyalty award expiration(2)	(2,911)	—
Add: Executive officer retirement agreement expenses(3)	—	1,780
Add: Comdata legal expenses(4)	—	78
Less: Federal biodiesel blenders' tax credit(5)	—	(23,251)
Add: Income tax benefit(6)	606	5,284
Adjusted loss from continuing operations	$(14,576)	$(22,136)

TRAVELCENTERS OF AMERICA LLC
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts unless indicated otherwise)

Calculation of adjusted loss per common share from continuing operations attributable to common shareholders (basic and diluted):	Three Months Ended March 31,
	2019	2018
Loss per common share from continuing operations attributable to common shareholders (basic and diluted)	$(0.32)	$(0.15)
Add: Costs of HPT transactions(1)	0.01	—
Less: Loyalty award expiration(2)	(0.07)	—
Add: Executive officer retirement agreement expenses(3)	—	0.05
Less: Federal biodiesel blenders' tax credit(5)	—	(0.58)
Add: Income tax benefit(6)	0.02	0.13
Adjusted loss per common share from continuing operations attributable to common shareholders (basic and diluted)	$(0.36)	$(0.55)

Calculation of EBITDA and adjusted EBITDA:	Three Months Ended March 31,
	2019	2018
Net loss	$(12,729)	$(10,078)
Less: Benefit for income taxes	(5,267)	(3,663)
Add: Depreciation and amortization expense	24,759	20,546
Add: Interest expense, net	7,050	7,580
EBITDA	13,813	14,385
Add: Costs of HPT transactions(1)	458	—
Less: Loyalty award expiration(2)	(2,911)	—
Add: Executive officer retirement agreement expenses(3)	—	1,780
Add: Comdata legal expenses(4)	—	78
Add: Loss from discontinued operations, net of taxes	—	4,051
Less: Federal biodiesel blenders' tax credit(5)	—	(23,251)
Adjusted EBITDA	$11,360	$(2,957)

Calculation of adjusted fuel gross margin and adjusted fuel gross margin per gallon:	Three Months Ended March 31,
	2019	2018
Fuel gross margin	$74,747	$82,897
Less: Loyalty award expiration(2)	(2,840)	—
Less: Federal biodiesel blenders' tax credit(5)	—	(23,251)
Adjusted fuel gross margin	$71,907	$59,646

Fuel gross margin per gallon	$0.158	$0.181
Less: Loyalty award expiration(2)	(0.006)	—
Less: Federal biodiesel blenders' tax credit(5)	—	(0.051)
Adjusted fuel gross margin per gallon	$0.152	$0.130

(1)
Costs of HPT Transactions. In January 2019, TA entered transaction agreements pursuant to which it amended its leases with HPT. During the three months ended March 31, 2019, TA incurred $0.5 million of expenses associated with the amendments of the leases.

TRAVELCENTERS OF AMERICA LLC
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts unless indicated otherwise)

(2)
Loyalty Award Expiration. During the three months ended March 31, 2019, TA introduced a new customer loyalty program, UltraONE 2.0. As a result of introducing the new customer loyalty program, shower awards earned under the program now expire in 10 days for all loyalty members. This update resulted in the immediate expiration of certain shower awards upon adoption of the new customer loyalty program, generating $2.9 million additional revenue during the three months ended March 31, 2019.

(3)
Executive Officer Retirement Agreement Expenses. As part of TA's retirement agreement with a certain former officer, TA agreed to accelerate the vesting of previously granted share awards and make a cash payment. This acceleration and cash payment resulted in additional compensation expense of $1.8 million for the three months ended March 31, 2018.

(4)
Comdata Legal Expenses. During the three months ended March 31, 2018, TA incurred $0.1 million of legal fees in its litigation with Comdata Inc., or Comdata. On April 9, 2018, the Court of Chancery of the State of Delaware entered its final order and judgment, or the Order. Pursuant to the Order, Comdata was required to, among other things, reimburse TA for attorneys' fees and costs, together with interest, in the amount of $10.7 million, which TA collected in April 2018.

(5)
Federal Biodiesel Blenders' Tax Credit. On February 8, 2018, the U.S. government retroactively reinstated the 2017 federal biodiesel blenders' tax credit. TA's recovery as a result of this tax credit was $23.3 million and was recognized in February 2018. TA collected this amount during the remainder of 2018.

(6)	Net Tax Impact. TA calculated the tax impact of the adjustments described above by using its estimated statutory rate of 24.7% for the three months ended March 31, 2019 and 2018.

TRAVELCENTERS OF AMERICA LLC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31, 2019	December 31, 2018
Assets:
Current assets:
Cash and cash equivalents	$24,749	$314,387
Accounts receivable, net	138,561	97,449
Inventory	194,168	196,721
Other current assets	29,290	35,119
Total current assets	386,768	643,676

Property and equipment, net	883,960	628,537
Operating lease assets	1,827,690	—
Goodwill	25,259	25,259
Intangible assets, net	21,993	22,887
Other noncurrent assets	98,741	121,749
Total assets	$3,244,411	$1,442,108

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$189,023	$120,914
Current operating lease liabilities	93,981	—
Current HPT Leases liabilities	—	42,109
Other current liabilities	145,573	125,668
Total current liabilities	428,577	288,691

Long term debt, net	320,748	320,528
Noncurrent operating lease liabilities	1,918,377	—
Noncurrent HPT Leases liabilities	—	353,756
Other noncurrent liabilities	52,033	28,741
Total liabilities	2,719,735	991,716

Shareholders' equity (40,398 and 40,402 common shares outstanding as of March 31, 2019 and December 31, 2018, respectively)	524,676	450,392
Total liabilities and shareholders' equity	$3,244,411	$1,442,108
These financial statements should be read in conjunction with TA's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, to be filed with the U.S. Securities and Exchange Commission.

TRAVELCENTERS OF AMERICA LLC
SUPPLEMENTAL SAME SITE OPERATING DATA
(dollars and gallons in thousands, except per gallon amounts unless indicated otherwise)

The following table presents operating data for the periods noted for all of the locations in operation on March 31, 2019, that were operated by TA continuously since the beginning of the earliest period presented, with the exception of three locations TA operates that are owned by an unconsolidated joint venture in which TA owns a noncontrolling interest. This data excludes revenues and expenses at locations TA does not operate, such as rents and royalties from franchisees, the results of TA's discontinued operations and corporate level selling, general and administrative expense. TA does not exclude locations from the same site comparisons as a result of capital improvements to the site or changes in the services offered.

	Three Months Ended March 31,
	2019	2018	Change
Number of same site company operated locations(1)	241	241	—

Diesel sales volume (gallons)	400,248	387,894	3.2%
Gasoline sales volume (gallons)	59,838	63,187	(5.3)%
Total fuel sales volume (gallons)	460,086	451,081	2.0%

Fuel revenues	$952,617	$969,817	(1.8)%
Fuel gross margin(2)	74,153	82,156	(9.7)%
Fuel gross margin per gallon	$0.161	$0.182	(11.5)%

Nonfuel revenues	$434,227	$422,718	2.7%
Nonfuel gross margin	268,325	261,519	2.6%
Nonfuel gross margin percentage	61.8%	61.9%	(10	)pts

Total gross margin(2)	$342,478	$343,675	(0.3)%
Site level operating expense	228,621	221,910	3.0%
Site level operating expense as a percentage of nonfuel revenues	52.7%	52.5%	20	pts
Site level gross margin in excess of site level operating expense(2)	$113,857	$121,765	(6.5)%

(1)	Same site operations for the three months ended March 31, 2019, included 228 travel centers and 13 standalone restaurants that TA operated since January 1, 2018.

(2)
The 2019 amount includes $2.8 million of a one time reversal of loyalty award accruals recognized in connection with introducing a revised customer loyalty program and the 2018 amount includes the $23.2 million benefit from the federal biodiesel blenders' tax credit that the U.S. government retroactively reinstated for 2017 in February 2018. The U.S. government has not yet reinstated the federal biodiesel blenders' tax credit for 2018 or 2019.

(End)